UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     June 1, 2007

EBIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-15946	77-0021975
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5 Concourse Parkway, Suite 3200, Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code      (678) 281-2020

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On June 1, 2007, Ebix, Inc. (“Ebix” or the “Company”) entered into a share purchase agreement (the “Share Purchase Agreement”)  to sell 400,000 shares (the “Shares”) of unregistered common stock at $33.25 per share to Luxor Capital Partners, LP, a Delaware limited partnership, and Luxor Capital Partners Offshore, Ltd., a Cayman Islands exempted company.  The purchase price represented a premium to the 30-day average closing price of Ebix common stock on the date of the sale.

Pursuant to the Share Purchase Agreement, Ebix must, among other things: (1) prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement registering the Shares as soon as practicable, but in no event later than the 45th day following the closing date of the sale of the Shares; (2) use its reasonable best efforts to cause the SEC to notify the Company of the SEC’s willingness to declare the registration statement effective on or before  120 days after the closing date of the sale of the Shares; (3) cause the Shares to be duly listed for trading on the Nasdaq Global Market concurrently with the effectiveness of the registration statement; and (4) take such action that is necessary to keep the registration statement effective until the earlier of (a) the date on which the Shares may be resold without registration and without regard to any volume limitations under Rule 144(k), (b) all of the Shares have been sold pursuant to the registration statement or Rule 144, or (c) the second anniversary of the closing date of the sale of the Shares.  In addition, in the event the SEC requires the Company to identify Luxor Capital Partners LP and Luxor Capital Partners Offshore, Ltd. as underwriters in the registration statement, the Company must cooperate to allow Luxor Capital Partners LP and Luxor Capital Partners Offshore, Ltd. to conduct customary underwriter’s due diligence with respect to the Company.  The Company will bear all expenses related to the registration of the Shares.

The Share Purchase Agreement also included standard indemnification provisions whereby the Company agreed to indemnify Luxor Capital Partners LP and Luxor Capital Partners Offshore, Ltd. against any losses, claims, damages, liabilities or expenses that arise out of or are based on any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in the registration statement.  In addition, Luxor Capital Partners LP and Luxor Capital Partners Offshore, Ltd. agreed to indemnify the Company against any losses, claims, damages, liabilities or expenses that arise out of or are based any failure on the part of Luxor Capital Partners LP and Luxor Capital Partners Offshore, Ltd. to comply with specified covenants and agreements in the Share Purchase Agreement, the inaccuracy of any representations or warranties made by Luxor Capital Partners LP and Luxor Capital Partners Offshore, Ltd. or any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in the registration statement furnished to the Company by Luxor Capital Partners LP and Luxor Capital Partners Offshore, Ltd.

Item 3.02               Unregistered Sales of Equity Securities.

Under the terms of the Share Purchase Agreement, Luxor Capital Partners LP acquired 163,600 shares of the Company’s common stock in exchange for $5,439,700 in cash and Luxor Capital Partners Offshore, Ltd. acquired 236,400 shares of the Company’s common stock in exchange for $7,860,300 in cash, for an aggregate offering price of $13.3 million.  As a result, at June 4, 2007, Luxor Capital Partners, LP owned approximately 5% of the Company’s outstanding common stock and Luxor Capital Partners Offshore, Ltd. owned approximately 7% of the Company’s outstanding common stock.

The Company sold the unregistered securities in accordance with Rule 506 of Regulation D under the Securities Act of 1933, as amended.  There were two purchasers involved in the sale and both are “accredited investors”, as such term is defined in Rule 501 of Regulation D.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

10.1                           Share Purchase Agreement between Ebix and Luxor Capital Partners, LP and  Luxor Capital Partners Offshore, Ltd., dated June 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

	By:	/s/ Carl A. Serger
	Name:	Carl A. Serger
	Title:	Chief Financial Officer

Dated: June 5, 2007

EXHIBIT INDEX

Exhibit Number	Exhibit Name
10.1	Share Purchase Agreement between Ebix and Luxor Capital Partners, LP and Luxor Capital Partners Offshore, Ltd. dated June 1, 2007.